Exhibit 99.2

UNFI Announces Upsizing and Pricing of Notes Offering
Providence, Rhode Island - October 15, 2020 -- United Natural Foods, Inc. (NYSE: UNFI) (“UNFI”) today announced that it has priced its previously announced notes offering and has agreed to issue and sell $500 million aggregate principal amount of 6.750% Senior Notes due 2028 (the “Notes”). The aggregate principal amount of Notes to be issued in the offering was increased to $500 million from the previously announced $400 million. The Notes will be sold to investors at par.

UNFI intends to use the net proceeds of the Notes offering to repay a portion of the amounts outstanding under its term loan facility (including accrued and unpaid interest with respect to such amounts). The Notes will be UNFI’s senior unsecured obligations and will be guaranteed by each of UNFI’s existing and future subsidiaries that are borrowers under or that guarantee its asset-based revolving credit facility and term loan facility. The closing of the sale of the Notes is scheduled for October 22, 2020, subject to customary closing conditions.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from such registration requirements. Accordingly, the Notes will be offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

INVESTOR CONTACT:
Steve Bloomquist, 952-828-4144
Steve.j.bloomquist@unfi.com